As filed with the Securities And Exchange Commission on March 6, 2001
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

P.F. CHANG’S CHINA BISTRO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-0815086

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

15210 N. Scottsdale Road, Suite 300

Scottsdale, Arizona 85254
(602) 957-8986
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Richard Federico

Chairman and Chief Executive Officer
15210 N. Scottsdale Road, Suite 300
Scottsdale, Arizona 85254
(602) 957-8986
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:

Cameron Jay Rains, Esq.

Gray Cary Ware & Freidenrich LLP
4365 Executive Drive, Suite 1600
San Diego, CA 92121
Telephone: (858) 677-1400
Facsimile: (858) 677-1477

      Approximate date of commencement of proposed sale to the public: From time to time after the Effective Date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Shares	Amount To Be	Aggregate Price	Aggregate Offering	Amount Of
To Be Registered	Registered	Per Share(1)	Price	Registration Fee

Common Stock, ($0.001 par value)	1,250,000 shares	$33.50	$41,875,000.00	$10,468.75

(1)	Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common stock, as reported on the Nasdaq National Market on February 28, 2001.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

P.F. CHANG’S CHINA BISTRO, INC.

1,250,000 SHARES OF COMMON STOCK

        The selling stockholders of P.F. Chang’s China Bistro, Inc. may offer and resell up to 1,250,000 shares of our common stock.

      The information in this prospectus is not complete and may be changed. The selling stockholders can not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      Our common stock is traded on the Nasdaq National Market under the symbol “PFCB.” The address of our principal executive office is: 15210 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85254. Our telephone number is (602) 957-8986. On February 28, 2001, the last sale price of our common stock as reported on the Nasdaq National Market was $33.50.

      This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

       See “Risk Factors” beginning on Page 5 for a discussion of certain factors that should be considered by prospective purchasers of shares of our common stock.

       You should not assume that the information in this prospectus is accurate as of any date other than the date below.

The date of this prospectus is March 6, 2001.

SUMMARY INFORMATION
RISK FACTORS
USE OF PROCEEDS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS
EX-5.1
EX-23.1

      You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information.

      The common stock is not being offered in any jurisdiction where the offer is not permitted.

SUMMARY INFORMATION

      We own and operate 52 P.F. Chang’s China Bistro full service restaurants that feature a blend of high quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Our restaurants offer intensely flavored, highly memorable culinary creations, prepared from fresh ingredients. Our traditional cuisine is complemented by a full service bar offering an extensive selection of wines, specialty drinks, Asian beers, cappuccino and espresso. We offer superior customer service in a high energy atmosphere featuring a display kitchen, exhibition wok cooking and a decor that includes wood and slate floors, mounted life-size terra cotta replicas of Xi’an warriors and narrative murals depicting 12th century China.

      We also own and operate one Pei Wei Asian Diner limited service restaurant. We believe that there is an opportunity to build on our knowledge and expertise in Chinese and Asian cuisine. Accordingly, we have developed the Pei Wei Asian Diner concept that caters to a quicker, more casual dining experience as compared to P.F. Chang’s China Bistro. We opened the first Pei Wei restaurant in July of 2000 and we have committed to opening four additional Pei Wei units in 2001. Additional resources and infrastructure will be allocated to Pei Wei in the coming months as we prepare to push forward with the development of the Pei Wei concept.

      Our objective is to develop and operate a nationwide system of restaurants that offer guests a sophisticated dining experience, create a loyal customer base that generates a high level of repeat business and provide superior returns to our investors. A key to our strategy and success at the restaurant level is our management philosophy which allows regional managers, certain general managers and certain executive chefs to become partners and participate in the cash flows of the restaurants for which they have responsibility. We believe we have demonstrated the viability of the P.F. Chang’s China Bistro concept in a wide variety of markets across the United States. We intend to continue our expansion program and believe the management incentives provided by our partners’ programs should position us to continue this expansion without sacrificing operating performance and return on investment.

      We focus our business strategy on providing high quality, traditional Chinese cuisine served by an attentive staff in a distinctive environment at an affordable price. By focusing on the food, service and ambiance of the restaurant, we have created an environment that fosters repeat patronage and encourages word-of-mouth recommendations. To attract new customers, we have also implemented a local, regional and national marketing strategy through paid advertising, public relations efforts and community involvement to maintain and build awareness throughout each community in which we operate.

      Our purchasing programs provide our restaurants with high quality ingredients at competitive prices from reliable sources. Consistent menu specifications as well as purchasing and receiving guidelines ensure freshness and quality of product. We utilize only fresh ingredients in all of our menu offerings, so our inventory is maintained at a modest level. With the exception of produce, which is purchased locally, we utilize Distributors Marketing Alliance, a cooperative of multiple food distributors located throughout the United States, as the primary distributor of product to all of our restaurants. Chinese-specific ingredients are usually obtained directly from Hong Kong, China and Taiwan. We have developed an extensive network of importers in order to maintain an adequate supply of items that conform to our brand and product specifications.

      Our common shares trade on the Nasdaq National Market under the symbol “PFCB.” A more complete description of our business and its recent activities can be found in the documents described in the section titled “Where You Can Find More Information” on Page 26.

1

RISK FACTORS

      In addition to the other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating our business before purchasing the common stock offered by this prospectus.

Failure of our existing or new restaurants to achieve predicted results could have a negative impact on our revenues and performance.

      We owned and operated 52 full service restaurants and one limited service restaurant as of December 31, 2000, 17 of which were opened within the preceding twelve month period. The results achieved by these restaurants may not be indicative of longer term performance or the potential market acceptance of restaurants in other locations. We can’t assure you that any new restaurant which we open will have similar operating results to those of prior restaurants. We anticipate that our new restaurants will commonly take several months to reach planned operating levels due to inefficiencies typically associated with new restaurants, including lack of market awareness, inability to hire sufficient staff and other factors. The failure of our existing or new restaurants to perform as predicted could negatively impact our revenues and results of operations.

If we do not expand our restaurant operations, our operating revenue could decline.

      Critical to our future success is our ability to successfully expand our operations. We have expanded from seven restaurants at the end of 1996 to 53 restaurants as of December 31, 2000. We expect to open 14 P.F. Chang’s China Bistro restaurants and four Pei Wei Asian Diner restaurants in 2001. Our ability to expand successfully will depend on a number of factors, including:

•	identification and availability of suitable locations;

•	competition for restaurant sites;

•	negotiation of favorable lease arrangements;

•	timely development of commercial, residential, street or highway construction near our restaurants;

•	management of the costs of construction and development of new restaurants;

•	securing required governmental approvals and permits;

•	recruitment of qualified operating personnel, particularly managers and chefs;

•	weather conditions;

•	competition in new markets; and

•	general economic conditions.

      The opening of additional restaurants in the future will depend in part upon our ability to generate sufficient funds from operations or to obtain sufficient equity or debt financing on favorable terms to support our expansion. We may not be able to open our planned new operations on a timely basis, if at all, and, if opened, these restaurants may not be operated profitably. We have experienced, and expect to continue to experience, delays in restaurant openings from time to time. Delays or failures in opening planned new restaurants could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Implementing our growth strategy may strain our management resources and negatively impact our competitive position.

      Our growth strategy may strain our management, financial and other resources. We must maintain a high level of quality and service at our existing and future restaurants, continue to enhance our operational, financial and management capabilities and locate, hire, train and retain experienced and dedicated operating personnel, particularly managers and chefs. We may not be able to effectively manage these and other factors necessary to permit us to achieve our expansion objectives, and any failure to do so could negatively impact our competitive position.

The inability to develop and construct our restaurants within projected budgets and time periods will adversely affect our business and financial condition.

      Each full service and limited service restaurant is distinctively designed to accommodate particular characteristics of each location and to blend local or regional design themes with our principal trade dress and other common design elements. This presents each location with its own development and construction risks. Many factors may affect the costs associated with the development and construction of our restaurants, including:

•	labor disputes;

•	shortages of materials and skilled labor;

•	weather interference;

•	unforeseen engineering problems;

•	environmental problems;

•	construction or zoning problems;

•	local government regulations;

•	modifications in design to the size and scope of the projects; and

•	other unanticipated increases in costs, any of which could give rise to delays or cost overruns.

      If we are not able to develop additional P.F. Chang’s and Pei Wei restaurants within anticipated budgets or time periods, our business, financial condition, results of operations or cash flows will be adversely affected.

Potential labor shortages may delay planned openings or damage customer relations.

      Our success will continue to be dependent on our ability to attract and retain a sufficient number of qualified employees, including kitchen staff and wait staff, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas. Our inability to recruit and retain qualified individuals may delay the planned openings of new restaurants while high employee turnover in existing restaurants may negatively impact customer service and customer relations resulting in a material adverse effect on our revenues or results of operations.

Fluctuations in operating results may cause the market price of our common stock to decline.

      Our operating results may fluctuate significantly as a result of a variety of factors, including:

•	general economic conditions;

•	consumer confidence in the economy;

•	changes in consumer preferences;

•	competitive factors;

•	weather conditions;

•	timing of new restaurant openings and related expenses;

•	revenues contributed by new restaurants; and

•	increases or decreases in comparable restaurant revenues.

      Historically, we have experienced variability in the amount and percentage of revenues attributable to preopening expenses. We typically incur the most significant portion of preopening expenses associated with a given restaurant within the two months immediately preceding, and the month of, the opening of a new restaurant. Our experience to date has been that labor and operating costs associated with a newly opened restaurant for the first several months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of revenues. Accordingly, the volume and timing of new restaurant openings has had, and is expected to continue to have, a meaningful impact on preopening expenses and labor and operating costs. Therefore, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for a full fiscal year, and, from time to time in the future, our results of operations may be below the expectations of public market analysts and investors. This discrepancy could cause the market price of our common stock to decline.

Intense competition in the restaurant industry could prevent us from increasing or sustaining our revenues and profitability.

      The restaurant industry is intensely competitive with respect to food quality, price-value relationships, ambiance, service and location, and many restaurants compete with us at each of our locations. Our competitors include mid-price, full-service casual dining restaurants and locally owned and operated Chinese restaurants. There are many well-established competitors with substantially greater financial, marketing, personnel and other resources than ours, and many of our competitors are well established in the markets where we have restaurants, or in which we intend to locate restaurants. Additionally, other companies may develop restaurants that operate with similar concepts.

      The restaurant business is often affected by changes in:

•	consumer tastes;

•	national, regional or local economic conditions;

•	demographic trends;

•	consumer confidence in the economy;

•	discretionary spending priorities;

•	weather conditions;

•	tourist travel;

•	traffic patterns; and

•	the type, number and location of competing restaurants.

      Changes in these factors could prevent us from increasing or sustaining our revenues and profitability and result in a material adverse effect on our business, financial condition, results of operations or cash flows. We may also need to modify or refine elements of our restaurant system to evolve our concept in order to compete with popular new restaurant formats or concepts that develop from time to time. We cannot assure you that we will be successful in implementing these modifications.

Increases in the minimum wage may have a material adverse effect on our business and financial results.

      A number of our employees are subject to various minimum wage requirements. The federal minimum wage has remained at $5.15 per hour since September 1, 1997, but many of our employees work in restaurants located in California and receive salaries equal to the California minimum wage, which rose from $5.75 per hour to $6.25 per hour effective January 1, 2001. There may be similar increases implemented in other jurisdictions in which we operate or seek to operate and there may be an increase in the federal minimum wage. Any such minimum wage increases may have a material adverse effect on our business, financial condition, results of operations and/or cash flows.

Our inability to retain key personnel could negatively impact our business.

      Our success will continue to be highly dependent on our key operating officers and employees, including Richard Federico, our Chairman and Chief Executive Officer, Robert Vivian, our President and Chief Financial Officer, and Frank Ziska, our Chief Development Officer. We must continue to attract, retain and motivate a sufficient number of qualified management and operating personnel, including regional manager partners, general manager partners and executive chefs, to keep pace with an aggressive expansion schedule. Individuals of this caliber are historically in short supply and this shortage may limit our ability to effectively penetrate new market areas. Additionally, the ability of these key personnel to maintain consistency in the quality and atmosphere of our restaurants is a critical factor in our success. Any failure to do so may harm our reputation and result in a loss of business.

Changes in food costs could negatively impact our revenues and results of operations.

      Our profitability is dependent in part on our ability to anticipate and react to changes in food costs. Other than for produce, which is purchased locally by each restaurant, we rely on Distributors Marketing Alliance as the primary distributor of our product. Distributors Marketing Alliance is a cooperative of multiple food distributors located throughout the nation. We have a non-exclusive short-term contract with Distributors Marketing Alliance on terms and conditions which we believe are consistent with those made available to similarly situated restaurant companies. Although we believe that alternative distribution sources are available, any increase in distribution prices or failure to perform by the Distributors Marketing Alliance could cause our food costs to fluctuate. Additional factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We may not be able to anticipate and react to changing food costs through our purchasing practices and menu price adjustments in the future, and failure to do so could negatively impact our revenues and results of operations.

Failure to comply with governmental regulations could harm our business and our reputation.

      We are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to:

•	environmental;

•	building construction;

•	zoning requirements; and

•	the preparation and sale of food and alcoholic beverages.

      The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. We may not be able to obtain necessary licenses or other approvals on a cost-effective and timely basis in order to construct and develop restaurants in the future. Various federal and state labor laws govern our operations and our relationship with our employees, including minimum wage, overtime, working conditions, fringe benefit and citizenship requirements. In particular, we are subject to the regulations of the INS. Given the location of many of our restaurants, even if we operate those restaurants in strict compliance with INS requirements, our employees may not all meet federal citizenship or residency requirements, which could lead to disruptions in our work force.

      Approximately 20% of our revenues at the full service restaurants and 5% of our revenues at the limited service restaurants are attributable to the sale of alcoholic beverages. We are required to comply with the alcohol licensing requirements of the federal government, as well as the states and municipalities where our restaurants are located. Alcoholic beverage control regulations require applications to state authorities and, in certain locations, county and municipal authorities for a license and permit to sell alcoholic beverages. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants, including minimum age of guests and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. If we fail to comply with federal, state or local regulations our licenses may be revoked and we may be forced to terminate the sale of alcoholic beverages at one or more of our restaurants.

      The federal Americans With Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. We are required to comply with the Americans With Disabilities Act and regulations relating to accommodating the needs of the disabled in connection with the construction of new facilities and with significant renovations of existing facilities.

      Failure to comply with these regulations could negatively impact our business and our reputation.

Litigation could have a material adverse effect on our business.

      We are from time to time the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. We may be adversely affected by publicity resulting from such allegations, regardless of whether such allegations are valid or whether we are liable. We are also subject to complaints or allegations from former or prospective employees from time to time. A lawsuit or claim could result in an adverse decision or result that could have a materially adverse affect on our business.

      We are subject to state “dram shop” laws and regulations, which generally provide that a person injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to such person. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, we may still be subject to a judgment in excess of our insurance coverage and we may not be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all.

Rising energy cost in several of our significant markets may continue to affect our profitability.

      Our success depends in part on our ability to absorb increases in utility costs. Several regions of the United States in which we operate multiple restaurants, particularly California, have recently experienced significant increases in utility prices. If these increases continue it will have an adverse effect on our profitability.

Special Note Regarding Forward-Looking Statements

      Some of the statements in this Form S-3 and the documents we incorporate by reference constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as may, will, should, expect, plan, intend, forecast, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. The forward-looking statements contained in this document involve known and unknown risks, uncertainties and situations that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. Factors that might cause actual events or results to differ materially from those indicated by these forward-looking statements may include the matters listed under Risk Factors and elsewhere in this Form S-3, including, but not limited to, anticipated restaurant openings, anticipated costs and sizes of future restaurants and the adequacy of anticipated sources of cash to fund our future capital requirements. Because we cannot guarantee future results, levels of activity, performance or achievements, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock by the selling stockholders.

MANAGEMENT

      Executive Officers and Directors. The following table sets forth certain information regarding our executive officers and directors as of February 14, 2001:

Name	Position Held With the Company	Age

Richard L. Federico	Chairman, Chief Executive Officer and Director	46

Robert T. Vivian	President and Chief Financial Officer	42

Frank Ziska	Chief Development Officer	53

Kristina K. Cashman	Secretary and Director of Finance	34

Paul M. Fleming	Director	46

R. Michael Welborn	Director	49

James G. Shennan, Jr.	Director	59

F. Lane Cardwell, Jr.	Director	48

Kenneth J. Wessels	Director	58

      Richard L. Federico joined P.F. Chang’s as President and a director in February 1996 and in September 1997 succeeded Paul M. Fleming as Chief Executive Officer. From February 1989 to January 1996 Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc. where he was responsible for concept development and operations.

      Robert T. Vivian has served as our President since December 2000 and as our Chief Financial Officer since joining P.F. Chang’s in 1996. From January 1991 to April 1996, Mr. Vivian served in a variety of positions at Brinker International, Inc., the most recent of which was Vice President of Investor Relations.

      Frank Ziska has served as our Chief Development Officer since June 1998. From 1994 to June 1998, Mr. Ziska served as Managing Director of United States and Canadian Operations for Cushman & Wakefield Worldwide, a real estate brokerage firm. Prior to that time, beginning in 1989, Mr. Ziska served as Managing Director and Branch Manager of Arizona Operations for Cushman & Wakefield of Arizona, Inc.

      Kristina K. Cashman has served as our Secretary and Director of Finance since December 2000. Prior to December, Ms. Cashman served as our Controller since joining P.F. Chang’s in 1996. From 1994 to 1996, Ms. Cashman served as Controller for a small software company in the Phoenix area. From 1988 to 1994, Ms. Cashman served in a variety of positions at Ernst & Young LLP, the most recent of which was Audit Manager.

      Paul M. Fleming founded P.F. Chang’s in January 1996 and has served as a director since that time. Mr. Fleming also served as our Chief Executive Officer from January 1996 to September 1997. From November 1992 to February 1996, Mr. Fleming served as President of Fleming Chinese Restaurants, Inc., the entity which opened, developed and managed the first four P.F. Chang’s restaurants. In addition, from 1983 to 1996, Mr. Fleming was also a franchisee of Ruth’s Chris Steakhouse, Inc.

      R. Michael Welborn has served as one of our directors since August 1996. Mr. Welborn is Executive Vice President and Head of Retail Banking for Bank One, a national bank. He has been with Bank One since January 1996. From September 1993 to December 1995 he served as Managing Director of The Venture West Group, a merchant bank. From May 1988 to September 1993 Mr. Welborn served as Chairman of Citibank of Arizona. Mr. Welborn also serves on the boards of directors of Bank One, Arizona, N.A. and a private company.

      James G. Shennan, Jr. has served on our board of directors since May 1997. He has been a principal of Trinity Ventures, a venture capital firm, since June 1989. Mr. Shennan also serves on the boards of directors of Starbuck’s Corporation and a number of privately-held, consumer-oriented companies in which Trinity Ventures is an investor.

      F. Lane Cardwell, Jr. has served as one of our directors since October 1999. Mr. Cardwell has spent over 20 years in the restaurant industry, most recently as the President of Eatzi’s Market and Bakery from 1996 to

1999. Prior to joining Eatzi’s in 1996, Mr. Cardwell was Executive Vice President, Chief Administrative Officer and a member of the board of directors of Brinker International, Inc.

      Kenneth J. Wessels has served on our board of directors since October 2000. Mr. Wessels was Chief Executive Officer of Dain Rauscher Wessels and a director of Dain Rauscher, Inc. from March 1998 to May 2000. Prior to joining Dain Rauscher, Mr. Wessels was Chief Executive Officer of Wessels, Arnold & Henderson, an investment banking firm which he founded in 1986.

      Currently, all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among our directors or officers.

      We have two standing committees of the board of directors, an Audit Committee and a Compensation Committee.

      The Audit Committee’s function is to review with our independent accountants and management the annual financial statements and independent accountants’ opinion, review the scope and results of the examination of our financial statements by the independent accountants, approve all professional services performed by the independent accountants and related fees, recommend the retention of the independent accountants to the board of directors and periodically review our accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Wessels, Cardwell and Welborn.

      The Compensation Committee’s function is to review and approve salary and bonus levels and stock option grants for executive officers and key employees. The members of the Compensation Committee are Messrs. Cardwell and Welborn.

EXECUTIVE COMPENSATION

      The following table sets forth information for the fiscal year ended December 31, 2000 concerning the compensation of our Chairman and Chief Executive Officer and each of our other most highly compensated executive officers as of December 31, 2000, whose total salary and bonus for the year ended December 31, 2000, exceeded $100,000.

Summary Compensation Table

				Long Term
				Compensation
				Awards
	Annual Compensation
				Securities Underlying
Name and Principal Position	Year	Salary	Bonus(1)	Options

Richard L. Federico	2000	$375,000	$190,000	28,500
Chairman and Chief Executive Officer	1999	325,000	219,000	30,000
	1998	300,000	105,000	—

Robert T. Vivian	2000	200,000	80,000	34,500
President and Chief Financial Officer	1999	170,000	102,000	22,500
	1998	140,000	34,000	12,500

Gregory C. Carey(2)	2000	235,000	97,000	27,500
Chief Operating Officer	1999	220,000	120,000	22,500
	1998	70,000	40,000	55,000

Frank Ziska	2000	165,000	51,000	20,000
Chief Development Officer	1999	150,000	71,000	15,000
	1998	73,000	12,000	30,000

Kristina K. Cashman	2000	100,000	25,000	4,000
Secretary and Director of Finance	1999	85,000	19,000	3,500
	1998	80,000	10,000	2,500

(1)	Amounts earned were determined by the our Compensation Committee.

(2)	Mr. Carey held the position of Chief Operating Officer until December 2000, at which time he became a development partner for Pei Wei Asian Diner, Inc., our wholly-owned subsidiary.

      The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 2000, to the persons named in the Summary Compensation Table.

Option Grants in Fiscal Year 2000

	Individual Grants

	Number of				Potential Realizable
	Shares of	Percent of			Value at Assumed
	Common	Total Options			Annual Rates of
	Stock	Granted to			Stock Price Appreciation
	Underlying	Employees in			for Option Term(1)
	Options	Fiscal	Exercise Price	Expiration
Name	Granted(2)	Year 2000(3)	Per Share(4)	Date	5%	10%

Richard L. Federico	28,500	10.59%	$30.00	06/22/10	$537,705	$1,362,650

Robert T. Vivian	12,000	4.46	35.81	04/25/10	270,248	684,863
	22,500	8.36	30.00	06/22/10	424,503	1,075,776

Gregory C. Carey	5,000	1.86	35.81	04/25/10	112,603	285,360
	22,500	8.36	30.00	06/22/10	424,503	1,075,776

Frank Ziska	5,000	1.86	35.81	04/25/10	112,603	285,360
	15,000	5.58	30.00	06/22/10	283,002	717,184

Kristina K. Cashman	4,000	1.49	30.00	06/22/10	75,467	191,250

(1)	Potential Realizable Value is net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation, in accordance with the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent upon our future performance and related common stock price levels during the terms of the options, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)	Options granted in fiscal 2000 under the our 1998 Stock Option Plan generally vest over a five year period, with 20% of the options vesting one year after the date of grant and the balance vesting in equal monthly installments.

(3)	Based upon options granted to purchase an aggregate of 269,000 shares of common stock.

(4)	All options listed were granted at market value on the date of grant as determined by our Board of Directors.

      The following table provides the specified information concerning unexercised options held as of December 31, 2000, by the persons named in the Summary Compensation Table.

Aggregated Option Exercises

and Fiscal Year-end Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at 12/31/00		Options at 12/31/00(1)
	Shares Acquired	Value
Name	on Exercise	Realized(3)	Exercisable(2)	Unexercisable	Exercisable(2)	Unexercisable

Richard L. Federico	—	$—	452,465	—	$11,562,484	—

Robert T. Vivian	72,600	1,955,776	89,390	—	1,000,615	—

Gregory C. Carey	15,000	227,000	79,000	—	812,820	—

Frank Ziska	3,500	84,868	58,500	—	586,925	—

Kristina K. Cashman	5,700	143,498	13,800	—	194,647	—

(1)	Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 2000, based on the closing selling price of the common stock on December 31, 2000 of $31.44 by the Nasdaq National Market, and the exercise price of the Named Executive Officers’ options.

(2)	All options issued to the named executive officers are immediately exercisable. However, unvested shares are subject to a right of a purchase on our behalf in the event the named executive officers’ terminates his or her service with us.

(3)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.

Compensation of Directors

      Directors who are not P.F. Chang’s employees do not receive any compensation for serving on our Board of Directors. We reimburse non-employee directors for reasonable costs and expenses incurred in attending Board of Directors’ meetings. Mr. Welborn received a non-qualified stock option to purchase 25,000 shares of common stock, at an exercise price of $2.40 per share in August 1996, subject to vesting over a five year period, and immediately vested options to purchase 2,500 shares at an exercise price of $25.81 in May 1999, 5,000 shares at an exercise price of $22.75 in June 1999, and 7,500 shares at an exercise price of $35.81 in April 2000. Mr. Shennan and Mr. Cardwell each received a non-qualified stock option to purchase 15,000 shares of common stock, at an exercise price of $19.75 per share in October 1999, subject to vesting over five year period, and immediately vested options to purchase 7,500 shares at an exercise price of $35.81 in April 2000. Mr. Wessels received a non-qualified stock option to purchase 15,000 shares at an exercise price of

$34.50 per share in October 2000, subject to vesting over a five year period. Non-employee directors are eligible to participate in the automatic option grant program whereby, upon election or re-election, each director receives a non-qualified stock option for shares of our common stock. Directors who are P.F. Chang’s employees receive no additional compensation for serving on the board of directors.

Compensation Committee Interlocks and Insider Participation

      During the last fiscal year, executive compensation was administered by the Compensation Committee comprised of two of our non-employee directors: Messrs. Cardwell and Welborn. Mr. Federico, our Chairman and Chief Executive Officer during the last fiscal year, participated in the deliberations of the Compensation Committee regarding executive compensation that occurred during 2000, but did not take part in the deliberations regarding his own compensation. Mr. Federico’s participation in the deliberations of the Compensation Committee included providing information on the performance of our employees and advisory recommendations regarding appropriate levels of compensation for our officers.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      We entered into an employment agreement with Paul M. Fleming on January 1, 1996. Pursuant to the terms of the agreement, Mr. Fleming is currently serving as a director and was one of our employees for a term which expired December 31, 1998. On September 2, 1998, we amended the employment agreement to provide for Mr. Fleming’s transition from an employee to one of our consultants. Pursuant to the terms of the employment agreement, as amended, we retained Mr. Fleming as a consultant and nominated him as a director each year during the period beginning January 1, 1999 and ending December 31, 2000. Beginning January 1, 1999, Mr. Fleming was compensated for services rendered as a consultant and reimbursed for all actual, out-of-pocket expenses incurred in providing such services. The agreement prohibits Mr. Fleming from competing with us in the area of Chinese and Asian food concepts during the term of the agreement and for two years after the termination thereof.

Benefit Plans

     1998 Stock Option Plan

      The P.F. Chang’s China Bistro, Inc. 1998 Stock Option Plan provides for the grant of incentive stock options, or ISO’s and nonstatutory stock options. A total of 606,885 shares of the common stock have been reserved for issuance under the 1998 Option Plan. In addition, the share reserve will be increased if any outstanding options issued under the 1997 Restaurant Management Plan and the 1996 Employee Stock Option Plan expire or are canceled, or if we exercise our right to repurchase unvested shares of stock which were acquired upon exercise of options granted under these prior plans. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 1998 Option Plan, and to outstanding options. To the extent any outstanding option under the 1998 Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by us, the shares of common stock for which such option is not exercised or the repurchased shares are returned to the 1998 Option Plan and will again be available for issuance under the 1998 Option Plan.

      Administration. The 1998 Option Plan is administered by the board of directors or the compensation committee of the board of directors. The board of directors determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each option, including the effect of an optionee’s termination of service, the type of consideration to be paid upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The board of directors’ interpretations of the 1998 Option Plan and options granted thereunder, are final and binding on all persons having an interest in the 1998 Option Plan or any option.

      Eligibility. Generally, all of our present or prospective employees, directors and consultants or any of our present or future parent or subsidiary corporations are eligible to participate in the 1998 Option Plan. Any person eligible under the 1998 Option Plan may be granted a nonstatutory option. However, only employees may be granted ISOs. The 1998 Option Plan includes an automatic grant program for outside directors. Each outside director will be granted an option to purchase 15,000 shares of common stock at the time he or she is first elected or appointed a director. In addition, each outside director remaining in office on the day following each annual meeting of stockholders will be granted an option to purchase 7,500 shares.

      Terms and Conditions of Options. Each option granted under the 1998 Option Plan is evidenced by a written agreement between P.F. Chang’s and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option. The exercise price per share must equal at least the fair market value of a share of our common stock on the date of grant of an ISO and at least 85% of the fair market value of a share of the common stock on the date of grant of a nonstatutory stock option. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our parent or subsidiary corporations must be at least 110% of the fair market value of a share of common stock on the date of grant. The fair market value of our common stock is based on the trading price of our shares in the Nasdaq National Market.

      Options granted under the 1998 Option Plan are exercisable and vested at such times as specified by the board of directors. Generally, options granted under the 1998 Option Plan are exercisable as the vest. Shares subject to options generally vest in installments, subject to the optionee’s continued employment or service. Currently, the maximum term of ISOs granted under the 1998 Option Plan is ten years, except that an ISO granted to a 10% stockholder may not have a term longer than five years. The 1998 Option Plan authorizes the board of directors to grant nonstatutory stock options having a term in excess of ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee’s lifetime only by the optionee.

      Change in Control. The 1998 Option Plan provides that a “Change in Control” occurs in the event of:

•	a sale or exchange by the stockholders of more than 50% of our voting stock;

•	a merger or consolidation involving us;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	our liquidation or dissolution, wherein, upon any such event, our stockholders immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of our voting stock, our successor, or the corporation to which we transferred our assets.

      Upon a change in control, the board of directors may arrange for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 1998 Option Plan. To the extent that the options outstanding under the 1998 Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

      Termination or Amendment. The board of directors may terminate or amend the 1998 Option Plan at any time, but, without stockholder approval, the board of directors may not amend the 1998 Option Plan to increase the total number of shares of common stock reserved for issuance thereunder, change the class of persons eligible to receive ISOs, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option’s status as an ISO or is necessary to comply with any applicable law.

     1999 Nonstatutory Stock Option Plan

      The 1999 Nonstatutory Stock Option Plan provides for discretionary grants of nonqualified stock options to our employees. The 1999 Plan prohibits grants to officers or directors. A total of 100,000 shares of common stock have been reserved for issuance under the 1999 Plan. Other than the restriction on grants to our officers and directors, the terms and conditions of the 1999 Plan with respect to vesting, pricing and administration are substantially similar to the terms and conditions of the 1998 Option Plan described above.

     1997 Restaurant Management Stock Option Plan.

      The 1997 Restaurant Management Stock Option Plan provides for the grant of stock options to our employees who hold the position of general manager or assistant manager or a position of similar importance. The 1997 Plan provides for the grant of ISOs or nonstatutory stock options, although ISOs may be granted only to employees. We have terminated the 1997 Plan and will not grant any additional options thereunder in the future, although options outstanding under the 1997 Plan will remain subject to the terms and conditions of the 1997 Plan. The terms and conditions of the 1997 Plan are substantially similar to the terms and conditions of the 1998 Stock Option Plan described above.

     1996 Employee Stock Option Plan

      The 1996 Employee Stock Option Plan provides for the grant of stock options to our employees, officers, directors and consultants. We have terminated the 1996 Plan and will not grant any additional options thereunder in the future, although options outstanding under the 1996 Plan will remain subject to the terms and conditions of the 1996 Plan. The terms and conditions of the 1996 Plan are substantially similar to the terms and conditions of the 1998 Stock Option Plan described above.

     1998 Employee Stock Purchase Plan

      The 1998 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan the right to purchase through accumulated payroll deductions up to a number of shares of our common stock determined on the first day of the offering. The purchase right is automatically exercised on the last day of each purchase period within the offering unless the participant has withdrawn from participation in the offering or in the Purchase Plan prior to such date.

      Shares Subject to Plan. A maximum of 400,000 of our authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure or in the event of any merger, sale of assets or other reorganization. If any purchase right expires or terminates, the shares subject to the unexercised portion of that purchase right will again be available for issuance under the Purchase Plan.

      Administration. The Purchase Plan is administered by the board of directors. Subject to the provisions of the Purchase Plan, the board of directors determines the terms and conditions of purchase rights granted under the plan. The board of directors will interpret the Purchase Plan and purchase rights granted thereunder, and all determinations of the board of directors will be final and binding on all persons having an interest in the Purchase Plan or any purchase rights.

      Eligibility. Any of our employees or of any present or future parent or subsidiary corporation is eligible to participate in an offering under the Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and 5 months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary corporation is entitled to participate in the Purchase Plan.

      Offerings. Generally, each offering of common stock under the Purchase Plan is for a period of six months. Offering periods under the Purchase Plan are sequential, with a new offering period beginning every six months. Offering periods will generally commence on the first days of February and August of each year and end on the last days of the following January and July, respectively. Shares are purchased on the last day of each offering period. The board of directors may establish a different term for one or more offerings periods or different commencement or ending dates for an offering period.

      Participation and Purchase of Shares. Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an offering period. Payroll deductions may not exceed 10%, or such other rate as the board of directors determines, of an employee’s compensation for any pay period during the offering period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive offering period until that employee withdraws from the Purchase Plan, becomes ineligible to participate in the Purchase Plan, or terminates employment.

      Subject to certain limitations, each participant in an offering has a purchase right equal to the lesser of that number of whole shares determined by dividing $12,500 by the fair market value of a share of common stock on the first day of the offering period or 1,250 shares, provided that these dollar and share amounts will be prorated for any offering period that is other than 24 months in duration. No participant may purchase under the Purchase Plan shares of common stock having a fair market value exceeding $25,000 in any calendar year. Fair market value of our common stock is measured on the first day of the offering period in which the shares are purchased).

      At the end of each offering period, we issue to each participant in the offering the number of shares of common stock determined by dividing the amount of payroll deductions accumulated for the participant during that offering period by the purchase price, limited in any case by the number of shares subject to the participant’s purchase right for that offering. The price per share at which shares are sold at the end of an offering period generally equals 85% of the lesser of the fair market value per share of our common stock on the first day of the offering period or the purchase date. The fair market value of the common stock on any relevant date generally will be the closing price per share on that date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next offering period.

      A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not again participate in the same offering.

      Change in Control. The Purchase Plan provides that in the event of a change in control, the acquiring or successor corporation may assume our rights and obligations under the Purchase Plan or substitute substantially equivalent purchase rights for that corporation’s stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding purchase rights, the board of directors may adjust the last day of the offering period to a date on or before the date of the change in control. Any purchase rights that are not assumed, substituted for, or exercised prior to the change in control will terminate.

      Termination or Amendment. The Purchase Plan will continue until terminated by the board of directors or until all of the shares reserved for issuance under the plan have been issued. The board of directors may at any time amend or terminate the Purchase Plan. However, the approval of our stockholders is required, within twelve months of the adoption of any amendment that (i) increases the number of shares authorized for issuance under the Purchase Plan or (ii) changes the definition of the corporations which may be designated by the board of directors as corporations whose employees may participate in the Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of February 14, 2001, with respect to the beneficial ownership of the our common stock by:

•	all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of our executive officers and directors as a group.

      The percentage of class is calculated on the basis of 11,703,144 shares of common stock outstanding, except that shares of common stock underlying options exercisable within 60 days of February 14, 2001 are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holders of such options. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address for each beneficial owner is c/o the Company, 15210 N. Scottsdale Road, Suite 300, Scottsdale, AZ 85254.

	Shares Owned

	Number	Percentage
Name and Address of Beneficial Owners	of Shares	of Class

Paul M. Fleming(1)	915,000	7.6%

T. Rowe Associates, Inc.	1,117,400	9.5
100 E. Pratt Street
Baltimore, MD 21202

Arbor Capitol Management LLC	795,500	6.8
One Financial Plaza
120 South 6th Street, Suite 1000
Minneapolis, MN 55402

Pilgrim Baxter & Associates, Ltd.	811,200	6.9
825 Duportail Road
Wayne, PA 19087

FMR Corp.	1,342,650	11.5
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109

Capital Research and Management Company	750,000	6.4
333 South Hope Street, 55th Floor
Los Angeles, CA 90071(2)

Richard L. Federico(3)	452,465	3.7

Robert T. Vivian(4)	134,200	1.1

Gregory C. Carey(5)	79,000	*

Frank Ziska(6)	58,500	*

James G. Shennan, Jr.(9)	52,760	*

R. Michael Welborn(7)	27,000	*

F. Lane Cardwell, Jr.(8)	23,500	*

Kenneth J. Wessels(10)	15,000	*

Kristina K. Cashman(11)	13,800	*

Executive Officers and Directors as a group ([10] persons)(12)	1,771,225	13.9

*	Less than 1%

(1)	Includes 286,640 shares subject to options which are exercisable within 60 days of February 14, 2001.

(2)	Includes 675,000 shares held by an affiliate, SMALLCAP World Fund, Inc., and 75,000 shares held by an affiliate American Funds Insurance Series — Global Small Capitalization Fund.

(3)	Includes 452,465 shares subject to options which are exercisable within 60 days of February 14, 2001.

(4)	Includes 89,390 shares subject to options which are exercisable within 60 days of February 14, 2001.

(5)	Includes 79,000 shares subject to options which are exercisable within 60 days of February 14, 2001.

(6)	Includes 58,500 shares subject to options which are exercisable within 60 days of February 14, 2001.

(7)	Includes 25,000 shares subject to options which are exercisable within 60 days of February 14, 2001.

(8)	Includes 22,500 shares subject to options which are exercisable within 60 days of February 14, 2001.

(9)	Includes 30,260 shares held by the Shennan 1995. Includes 22,500 shares subject to options which are exercisable within 60 days of February 14, 2001.

(10)	Includes 15,000 shares subject to options which are exercisable within 60 days of February 14, 2001.

(11)	Includes 13,800 shares subject to options which are exercisable within 60 days of February 14, 2001.

(12)	Includes 1,064,795 shares subject to options which are exercisable within 60 days of February 14, 2001.

Certain Relationships and Related Transactions

      Other than the agreement with Paul M. Fleming described above in Employment Contracts and Termination of Employment and Change-in-Control Arrangements, since January 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer or holder of more than 5% of any class or our voting securities and members of such person’s family had or will have a direct or indirect material interest.

SELLING STOCKHOLDERS

      The table below sets forth certain information regarding the selling stockholders as of February 14, 2001. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See Plan of Distribution. The selling stockholders may offer all, some or none of the common stock listed below.

      None of the selling stockholders has, or in the past three years has had, any position or office with, been employed by, or otherwise had a material relationship with us.

      The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders. If all of the shares are sold pursuant to this prospectus then the selling stockholders will own 617,400 shares of our common stock or 5.3% of the common stock outstanding.

			Number of
			Shares of
	Number of	Number of	Common Stock
	Shares of	Shares of	Beneficially
	Common Stock	Common Stock	Owned After	Percentage of
	Held Prior to	Registered for	Completion of	Common Stock
Selling Stockholder(1)	the Offering	Sale Hereby(2)	the Offering	Outstanding(3)

SMALLCAP World Fund, Inc., a subsidiary of Capital Research and Management Company	675,000	675,000	–0–	*

American Funds Insurance — Series Global Small Capitalization Fund, a subsidiary of Capital Research and Management Company	75,000	75,000	–0–	*

T. Rowe Price New Horizons Fund, Inc.	1,117,400	500,000	617,400	5.3%

*	Less than 1 percent.

(1)	The name of the selling stockholders and the number of securities held by the selling stockholders may be amended subsequent hereto pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

(2)	Consists of the number of shares of common stock issued to the selling stockholder that are registered for sale hereby.

(3)	Percentage ownership is based on 11,703,144 shares of our common stock. The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned.

      In recognition of the fact that investors may wish to be legally permitted to sell their shares when they deem the sale to be appropriate, we have filed with the SEC under the Securities Act a Registration Statement with respect to the resale of the shares from time to time and have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders.

      The shares being offered by the selling stockholders hereunder were acquired in connection with a private placement of our common stock in January 2001. In that transaction, we granted certain registration rights, pursuant to which the selling stockholders may register the shares for resale under the Securities Act.

PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling stockholders. As used in this prospectus, selling stockholders includes donees, pledgees, transferees or other successors in interest, including, without limitation, corporate or partnership distributees of the selling stockholders which are privately held corporations or partnerships, selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq National Market or on any other market on which our shares may then be trading, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders have also advised us that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling stockholders, however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

      The selling stockholders may effect sales by selling shares directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

      The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

      The selling stockholders and any broker-dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

      All or any part of the shares offered hereby may or may not be sold by the selling stockholders.

      After being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable;

•	that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus;

•	other facts material to the transaction.

      Individuals and entities who receive shares from the selling stockholders as a gift or in connection with a pledge may sell up to 500 of such shares pursuant to this prospectus. In addition, after being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest, including, without limitation, a corporate or partnership distributee, intends to sell more than 500 shares, we will file a supplement to the prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 75 Park Place, New York, New York 10007. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is traded on The Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. These filings and other information may also be inspected without charge at a web site maintained by the SEC. The address of the site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus.

      The following documents we filed with the SEC pursuant to the Exchange Act are incorporated by reference and made a part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed March 6, 2001.

•	The description of our common stock contained in our Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended, filed on November 30, 1998, including any amendments or reports filed for the purpose of updating such description.

      We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to Shareholder Relations at P.F. Chang’s China Bistro, Inc., 15210 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85254, telephone number (602) 957-8986. These reports are also available on our web site: http://www.pfchangs.com.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

LEGAL MATTERS

      The validity of the shares is being passed upon by Gray Cary Ware & Freidenrich LLP, San Diego, California.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

P.F. CHANG’S CHINA BISTRO, INC.

1,250,000 Shares of Common Stock

PROSPECTUS

       WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATION AS TO MATTERS NOT STATED IN THE PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOR BE PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR OUR AFFAIRS HAVE NOT CHANGED SINCE THE DATE HEREOF.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      Other expenses in connection with the registration of the common stock hereunder will be substantially as follows (all expenses other than the SEC Registration Fee are estimates):

Item	Company Expense

SEC Registration Fee	$10,469

Printing and engraving expenses	$5,000

Legal fees and expenses	$20,000

Accounting fees and expenses	$20,000

Miscellaneous	$1,000

Total	$56,469

Item 15.  Indemnification of Directors and Officers.

      Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, we have adopted provisions in our Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability our directors to us and to our stockholders for monetary damages for breach or alleged breach of the duty of care.

      Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

      Our By-laws provide for indemnification (to the full extent permitted by the Delaware General Corporation Law) of directors, officers, employees and other agents of the Company against all expenses, liability and loss (including attorney’s fees, judgment, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, the By-Laws or any agreement with us) reasonably incurred or suffered by such person in connection therewith, subject to certain provisions. Our By-Laws also empower us to maintain directors and officers liability insurance coverage and to enter into indemnification agreements with our directors, officers, employees or agents.

      These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16.  Exhibits

4.1	*	Certificate of Incorporation
4.2	*	By-laws
5.1		Opinion and Consent of Gray Cary Ware & Freidenrich LLP
23.1		Consent of Ernst & Young LLP
24.1		Power of Attorney (included in Part II of the Registration Statement )

*	Incorporated by reference to the registration statement on Form S-1 (File No. 333-59749).

Item 17.  Undertakings

      The undersigned Registrant hereby undertakes:

      1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      5.  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      6.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on March 6, 2001.

P.F. Chang’s China Bistro, Inc.

By: /s/ RICHARD FEDERICO

Richard Federico
Chairman and Chief Executive Officer

POWER OF ATTORNEY

      We, the undersigned officers and directors of P.F. Chang’s China Bistro, Inc., hereby severally constitute Richard Federico and Robert T. Vivian our true and lawful attorneys with full power to sign for us and in our names, in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable P.F. Chang’s China Bistro, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD FEDERICO Richard Federico	Chairman and Chief Executive Officer (Principal Executive Officer)	March 6, 2001

/s/ ROBERT T. VIVIAN Robert T. Vivian	President and Chief Financial (Principal Financial and Accounting Officer)	March 6, 2001

/s/ PAUL M. FLEMING Paul M. Fleming	Director	March 6, 2001

/s/ KENNETH J. WESSELS Kenneth J. Wessels	Director	March 6, 2001

/s/ F. LANE CARDWELL, JR. F. Lane Cardwell, Jr.	Director	March 6, 2001

/s/ R. MICHAEL WELBORN R. Michael Welborn	Director	March 6, 2001

/s/ JAMES G. SHENNAN JR. James G. Shennan Jr.	Director	March 6, 2001

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

4.1*	Certificate of Incorporation
4.2*	By-laws
5.1	Opinion and Consent of Gray Cary Ware & Freidenrich LLP
23.1	Consent of Ernst & Young LLP
24.1	Power of Attorney (included in Part II of the Registration Statement)

*	Incorporated by reference to the registration statement on Form S-1 (File No. 333-59749).